EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2023 Results

•Second Quarter Net Income of $99.6 Million and Earnings Per Share of $10.36
•First Half Petroleum Additives Operating Profit of $264.2 Million
•7% Increase in Dividend Declared During the Second Quarter
Richmond, VA, July 26, 2023 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2023.

Net income for the second quarter of 2023 was $99.6 million compared to net income of $66.5 million for the second quarter of 2022. Second quarter 2023 earnings per share increased to $10.36, up from $6.54 per share in the same period last year. For the first half of 2023, net income was $197.2 million, or $20.45 per share, compared to net income of $125.8 million, or $12.28 per share, for the first half of 2022.

Petroleum additives sales for the second quarter of 2023 were $684.0 million, compared to $721.0 million for the same period in 2022. The decrease was primarily due to lower shipments, partially offset by increased selling prices. Petroleum additives operating profit for the second quarter of 2023 was $132.1 million, compared to $91.2 million for the second quarter of 2022. The increase in operating profit was mainly due to increased selling prices, partially offset by lower shipments and higher operating costs. Shipments were down 16.7% between quarterly periods, with decreases in both lubricant additives and fuel additives shipments. All regions contributed to the decrease in lubricant additives shipments, while North America was the primary contributor to the decrease in fuel additives shipments.

Petroleum additives sales for the first half of both 2023 and 2022 were $1.4 billion. Petroleum additives operating profit for the first half of 2023 was $264.2 million, compared to $178.1 million for the first half of 2022. The increase in operating profit was a result of increased selling prices, partially offset by lower shipments and higher operating and raw material costs. Shipments decreased 16.1% when comparing the first half of 2023 to the same period in 2022, with decreases in both lubricant additives and fuel additives shipments in all regions. Shipments have been lower than our expectations over the last few quarters, as we continue to see the effects of customer destocking and global economic weakness.
The petroleum additives operating margin for the rolling four quarters ended June 30, 2023 was 16.8%, which is back within our historical range and reflects the benefits of our focus on cost control and margin recovery. However, we are still challenged by higher operating costs due to the ongoing inflationary environment. Cost control and margin management remain high priorities for us.

We generated solid cash flows in the first half of 2023 and continue to operate with low leverage. Our working capital improved by $52.5 million, we paid dividends of $41.9 million, which included a 7% increase to our quarterly dividend rate, and we repurchased 119,075 shares of our common stock for $42.9 million (of which $14.4 million was spent in the second quarter of 2023). Our Net Debt to EBITDA ratio decreased to 1.4 as of June 30, 2023, a significant improvement over the December 31, 2022 ratio of 2.0.

We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents and marketable securities. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, July 27, 2023, to review second quarter 2023 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until August 3, 2023, at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 48659. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/48659. A webcast replay will be available for 30 days.

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from future acquisitions, or our inability to successfully integrate future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales:
Petroleum additives	$683,969	$721,021	$1,383,960	$1,381,325
All other	1,161	2,618	3,959	4,866
Total	$685,130	$723,639	$1,387,919	$1,386,191
Segment operating profit:
Petroleum additives	$132,138	$91,185	$264,206	$178,107
All other	(1,022)	(262)	(1,997)	(164)
Segment operating profit	131,116	90,923	262,209	177,943
Corporate unallocated expense	(6,810)	(7,332)	(13,301)	(11,222)
Interest and financing expenses	(10,255)	(7,084)	(21,028)	(16,490)
Loss on early extinguishment of debt	0	0	0	(7,545)
Other income (expense), net	10,659	9,101	21,978	16,429
Income before income tax expense	$124,710	$85,608	$249,858	$159,115
Net income	$99,624	$66,472	$197,207	$125,790
Earnings per share - basic and diluted	$10.36	$6.54	$20.45	$12.28

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$685,130	$723,639	$1,387,919	$1,386,191
Cost of goods sold	489,492	566,163	994,237	1,073,552
Gross profit	195,638	157,476	393,682	312,639
Selling, general, and administrative expenses	37,438	38,489	77,285	74,111
Research, development, and testing expenses	33,958	35,396	67,114	71,647
Operating profit	124,242	83,591	249,283	166,881
Interest and financing expenses, net	10,255	7,084	21,028	16,490
Loss on early extinguishment of debt	0	0	0	7,545
Other income (expense), net	10,723	9,101	21,603	16,269
Income before income tax expense	124,710	85,608	249,858	159,115
Income tax expense	25,086	19,136	52,651	33,325
Net income	$99,624	$66,472	$197,207	$125,790
Earnings per share - basic and diluted	$10.36	$6.54	$20.45	$12.28
Cash dividends declared per share	$2.25	$2.10	$4.35	$4.20

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$130,923	$68,712
Trade and other accounts receivable, less allowance for credit losses	436,250	453,692
Inventories	537,380	631,383
Prepaid expenses and other current assets	35,550	38,338
Total current assets	1,140,103	1,192,125
Property, plant, and equipment, net	655,864	659,998
Intangibles (net of amortization) and goodwill	125,424	126,069
Prepaid pension cost	318,765	302,584
Operating lease right-of-use assets, net	62,381	62,417
Deferred charges and other assets	63,607	63,625
Total assets	$2,366,144	$2,406,818
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$222,969	$273,289
Accrued expenses	72,923	89,508
Dividends payable	18,898	17,850
Income taxes payable	8,522	16,109
Operating lease liabilities	14,525	15,569
Other current liabilities	11,201	11,562
Total current liabilities	349,038	423,887
Long-term debt	916,179	1,003,737
Operating lease liabilities - noncurrent	47,715	46,968
Other noncurrent liabilities	160,472	169,819
Total liabilities	1,473,404	1,644,411
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,589,239 at June 30, 2023 and 9,702,147 at December 31, 2022)	0	0
Accumulated other comprehensive loss	(54,757)	(71,995)
Retained earnings	947,497	834,402
Total shareholders' equity	892,740	762,407
Total liabilities and shareholders' equity	$2,366,144	$2,406,818

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2023	2022
Net income	$197,207	$125,790
Depreciation and amortization	40,558	41,670
Loss on early extinguishment of debt	0	7,545
Loss on marketable securities	0	2,977
Cash pension and postretirement contributions	(5,020)	(4,863)
Working capital changes	52,494	(114,665)
Deferred income tax benefit	(11,301)	(21,036)
Purchases of marketable securities	0	(787)
Proceeds from sales and maturities of marketable securities	0	372,846
Capital expenditures	(26,006)	(27,807)
Redemption of 4.10% senior notes	0	(350,000)
Cash costs of 4.10% senior notes redemption	0	(7,099)
Net (repayments) borrowings under revolving credit facility	(88,000)	121,000
Repurchases of common stock	(42,864)	(90,782)
Dividends paid	(41,879)	(42,860)
All other	(12,978)	(15,742)
Increase (decrease) in cash and cash equivalents	$62,211	$(3,813)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Depreciation, and Amortization (EBITDA)
	Second Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Income	$99,624	$66,472	$197,207	$125,790
Add:
Interest and financing expenses, net	10,255	7,084	21,028	16,490
Income tax expense	25,086	19,136	52,651	33,325
Depreciation and amortization	19,897	20,251	39,863	40,855
EBITDA	$154,862	$112,943	$310,749	$216,460

Net Debt to EBITDA
			June 30,	December 31,
			2023	2022
Long-term debt, including current maturities			$916,179	$1,003,737
Less: Cash and cash equivalents			130,923	68,712
Net Debt			$785,256	$935,025

			Rolling Four Quarters Ended
			June 30,	December 31,
			2023	2022
Net Income			$350,955	$279,538
Add:
Interest and financing expenses, net			39,740	35,202
Income tax expense			87,522	68,196
Depreciation and amortization			79,783	80,775
EBITDA-Rolling Four Quarters			$558,000	$463,711

Net Debt to EBITDA			1.4	2.0